United States securities and exchange commission logo





                     July 24, 2020

       Samuel Morrow
       Chief Executive Officer
       Scully Royalty Ltd.
       Unit 803, Dina House
       Ruttonjee Centre, 11 Duddell Street
       Hong Kong SAR, China

                                                        Re: Scully Royalty Ltd.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2019
                                                            Filed May 11, 2020
                                                            File No. 001-04192

       Dear Mr. Morrow:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance